UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1
TO
FORM 40-F

[Check one]

[✓ ] Registration statement pursuant to section 12 of the Securities Exchange Act of 1934

or

[ ] Annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended: Not Applicable	Commission File Number: 001-33526

NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.
(Exact name of Registrant as specified in its charter)

Quebec
(Province or other jurisdiction of incorporation or organization)

Not Applicable
(Primary Standard Industrial Classification Code Number (if applicable))

2740 Pierre-Pé ladeau Avenue
Suite H200
Laval, Quebec,
Canada H7T 3B3
(450) 687-2262
(Address and telephone number of Registrant’s principal executive offices)

Not Applicable
(I.R.S. Employer Identification Number (if applicable))

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8700
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States) Securities registered or to be registered pursuant to Section 12(b) of the Act:

Name of each exchange
Title of each class	on which registered
Common Shares	The Nasdaq Stock Market

Securities registered or to be registered pursuant to Section 12(g) of the Act:
Not Applicable

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:
Not Applicable

For annual reports, indicate by check mark the information filed with this Form:

[ ] Annual information form	[ ] Audited annual financial statements

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report:

Not Applicable

Indicate by check mark whether the Registrant by filing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934 (the "Exchange Act"). If "Yes" is marked, indicate the filing number assigned to the Registrant in connection with such Rule.

Yes	82-	No ✓

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days.

Yes	No ✓

EXPLANATORY NOTE

Neptune Technologies & Bioressources Inc. ("the Registrant") is filing this amendment to its registration statement on Form 40-F in order to (a) change the exchange on which the Registrant’s Common Shares are to be listed from the American Stock Exchange to the Nasdaq Stock Market and (b) file certain additional exhibits identified in the Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant certifies that it meets all of the requirements for filing on Form 40-F and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NEPTUNE TECHNOLOGIES &
BIORESSOURCES INC.

Date: July 13, 2007	By: /s/ Henri Harland
Name: Henri Harland
Title: President and Chief Executive Officer

Exhibit Index

Exhibit	Description
23.1 *	Consent of Raymond Chabot Grant Thornton LLP – Independent Registered Accounting Firm
99.0.1 *	News release – June 19, 2007
99.0.2 *	News release – May 31, 2007
99.1 (1)	News release – May 1, 2007
99.2 (1)	MD&A – April 30, 2007
99.3 (1)	Form 52-109F2 – Certification of Interim Filings – CEO – April 30, 2007
99.4 (1)	Form 52-109F2 – Certification of Interim Filings – CFO – April 30, 2007
99.5 (1)	Interim financial statements – April 30, 2007
99.6 (1)	Form 52-109F1 – Certification of Annual Filings – CEO – February 22, 2007
99.7 (1)	Form 52-109F1 – Certification of Annual Filings – CFO – February 22, 2007
99.8 (1)	Cover Letter – February 22, 2007
99.9 (1)	MD&A (amended) – February 22, 2007
99.10 (1)	News release – February 20, 2007
99.11 (1)	MD&A – January 29, 2007
99.12 (1)	Form 52-109F2 – Certification of Interim Filings – CEO – January 29, 2007
99.13 (1)	Form 52-109F2 – Certification of Interim Filings – CFO – January 29, 2007
99.14 (1)	Interim Financial Statements – January 29, 2007
99.15 (1)	News Release – January 29, 2007
99.16 (1)	News Release – January 9, 2007
99.17 (1)	News Release – January 4, 2007
99.18 (1)	Alternative Monthly Report – December 11, 2006
99.19 (1)	Material Change Report – December 1, 2006
99.20 (1)	News Release – November 24, 2006
99.21 (1)	News Release – November 21, 2006
99.22 (1)	News Release – November 21, 2006
99.23 (1)	News Release – November 21, 2006
99.24 (1)	Letter from former Auditor – November 14, 2006
99.25 (1)	Letter from successor Auditor – November 14, 2006
99.26 (1)	Notice – November 14, 2007
99.27 (1)	MD&A – October 30, 2006
99.28 (1)	Form 52-109F2 – Certification of Interim Filings – CEO – October 30, 2006
99.29 (1)	Form 52-109F2 – Certification of Interim Filings – CFO – October 30, 2006
99.30 (1)	Interim Financial Statements – October 30, 2006
99.31 (1)	Form of Proxy – October 27, 2006
99.32 (1)	Management Information Circular – October 27, 2006
99.33 (1)	Notice of Meeting – October 27, 2006
99.34 (1)	News Release – October 19, 2006
99.35 (1)	Alternative Monthly Report – October 10, 2006
99.36 (1)	MD&A (amended) – September 29, 2006
99.37 (1)	Form 52-109F2 – Certification of Interim Filings – CEO – September 29, 2006
99.38 (1)	Form 52-109F2 – Certification of Interim Filings – CFO – September 29, 2006

5

Exhibit	Description
99.39 (1)	Interim Financial Statements (amended) – September 29, 2006
99.40 (1)	MD&A (amended) – September 29, 2006
99.41 (1)	Form 52 – 109F2 – Certification of Interim Filings – CEO – September 29, 2006
99.42 (1)	Form 52 – 109F2 – Certification of Interim Filings – CFO – September 29, 2006
99.43 (1)	Interim Financial Statements (amended) – September 29, 2006
99.44 (1)	New Release – September 28, 2006
99.45 (1)	Annual Report – September 28, 2006
99.46 (1)	MD&A – September 28, 2006
99.47 (1)	Form 52-109F1 – Certification of Annual Filings – CEO – September 28, 2006
99.48 (1)	Form 52-109F1 – Certification of Annual Filings – CFO – September 28, 2006
99.49 (1)	Note to be incorporated into the 2006 Canadian Financial Statements
99.50 (1)	Audited Annual Financial Statements – September 28, 2006
99.50A *	Auditor’s Report
99.51 (1)	News Release – September 26, 2006
99.52 (1)	News Release – September 20, 2006
99.53 (1)	Notice of the Meeting and Record Date – August 21, 2006
99.54 (1)	News Release – June 19, 2006
99.55 (1)	News Release – June 19, 2006
99.56 (1)	News Release – June 15, 2006
99.57 (1)	News Release – June 9, 2006
99.58 (1)	Alternative Monthly Report – May 10, 2006
99.59 (1)	News Release – May 4, 2006
99.60 (1)	MD&A – April 27, 2006
99.61 (1)	Form 52-109F2 – Certification of Interim Filings – CEO – April 27, 2006
99.62 (1)	Form 52-109F2 – Certification of Interim Filings – CFO – April 27, 2006
99.63 (1)	Interim Financial Statements – April 27, 2006
99.64 (1)	News Release – April 26, 2006
99.65 (1)	News Release – April 20, 2006
99.66 (1)	News Release – March 9, 2006
99.67 (1)	News Release – March 1, 2006
99.68 (1)	News Release – February 23, 2006
99.69 (1)	Alternative Monthly Report – February 10, 2006
99.70 (1)	Material Change Report – January 30, 2006
99.71 (1)	News Release – January 26, 2006
99.72 (1)	Form 52-109F2 – Certification of Interim Filings – CEO – January 26, 2006
99.73 (1)	Form 52-109F2 – Certification of Interim Filings – CFO – January 26, 2006
99.74 (1)	MD&A – January 26, 2006
99.75 (1)	Interim Financial Statements – January 26, 2006
99.76 (1)	News Release – January 20, 2006
99.77 (1)	News Release – January 5, 2006
99.78 (1)	News Release – December 22, 2005
99.79 (1)	News Release – December 9, 2005
99.80 (1)	News Release – November 29, 2005

6

Exhibit	Description
99.81 (1)	News Release – November 3, 2005
99.82 (1)	News Release – November 1, 2005
99.83 (1)	Form 52-109F2 – Certification of Interim Filings – CEO – October 26, 2005
99.84 (1)	Form 52-109F2 – Certification of Interim Filings – CFO – October 26, 2005
99.85 (1)	News Release – October 26, 2005
99.86 (1)	Interim Financial Statements – October 26, 2005
99.87 (1)	MD&A – October 26, 2005
99.88 (1)	News Release – October 19, 2005
99.89 (1)	News Release – September 27, 2005
99.90 (1)	Material Change Report – September 26, 2005
99.91 (1)	Audited Annual Financial Statements – September 26, 2005
99.92 (1)	MD&A – September 26, 2005
99.93 (1)	Annual Report – September 26, 2005
99.94 (1)	Form of Proxy – September 26, 2005
99.95 (1)	Management Information Circular – September 26, 2005
99.96 (1)	Notice of Meeting – September 26, 2005
99.97 (1)	Form 52-109F1 – Certification of Annual Filings – CEO – September 26, 2005
99.98 (1)	Form 52-109F1 – Certification of Annual Filings – CFO – September 26, 2005
99.99 (1)	News Release – September 14, 2005
99.100 (1)	News Release – September 7, 2005
99.101 (1)	News Release – September 7, 2005
99.102 (1)	Notice of Meeting and Record Date – September 1, 2005
99.103 (1)	News Release – August 30, 2005
99.104 (1)	News Release – August 9, 2005
99.105 (1)	Report of Exempt Take-Over Bid (ON-Form 42, QC-s.189.1.2 Reg.) – June 16, 2005
99.106 (1)	Final Prospectus – May 22, 2001

*     Filed herewith.

(1)  Previously filed on Neptune Technologies & Bioressources Inc.’s registration statement on Form 40-F, filed on June 8, 2007.

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